UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 30, 2008

QPC LASERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28153	20-1568015
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15632 Roxford Street, Sylmar, California		91342
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 986-0000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2008, QPC Lasers, Inc. (the “Company”) and its wholly-owned subsidiary, Quintessence Photonics Corporation (“Quintessence”), entered into a Development and Royalty Agreement (the “Agreement”) with a domestic company in the video gaming/entertainment industry (“Customer”), pursuant to which the Company and Quintessence agreed to provide non-recurring engineering services relating to the development of laser chips and modules intended for use as a three-dimensional light source for display projection products and systems (the “Products”). The development items relating to these Products, including a preliminary design module for a 3-D projection system, were delivered to Customer as of the effective date of the Agreement. In consideration for such services, together with the purchase rights, royalty rights and right of participation granted to Customer under the Agreement as further described below, Customer agreed to pay a development fee of $2 million (the “Development Fee”) payable in eleven installments beginning on June 30, 2008 and ending on June 30, 2009.

Purchase Rights. In partial consideration for the Development Fee, the Company grants Customer the right to purchase the Products directly from QPC at a price that is no less favorable than the price offered by the Company to any third party for similar quantities during the five-year term of the Agreement. Customer may use such Products purchased from the Company to incorporate into display projector devices subject to the license grant and restrictions set forth in the Agreement.

Royalty Payments. During the five-year term of the Agreement, the Company agrees to make royalty payments (“Royalty Payments”) to Customer in the following amounts: (1) ten percent (10%) of Net Revenue (as defined in the Agreement) actually received by the Company or Quintessence from the sale of the Products for use in three dimensional display/ projection applications in connection with the 3-D display and projection business, and (2) three present (3%) of Net Revenues actually received by the Company and Quintessence from the sale of the Products for use in display/ projection applications other than in 3-D display/projection applications. The Company shall pay Royalty Payments in the form of shares of its unregistered common stock. For the purposes of calculating the number of shares of common stock due to Customer under the Agreement, the value of a share of the Company’s common stock shall be fixed at $1.05 per share throughout the term of the Agreement, subject to adjustment for stock splits and dividends.

Right of Participation. In the event the Company or Quintessence elects to form a separate company to service and otherwise operate its laser display and projection business, Customer shall have a right of first offer to purchase up to ten percent (10%) of the equity interest in the separate company being offered upon its formation on the terms and conditions that are identical to those offered to other third party investors.

Termination. The term of the Agreement is five years, unless terminated sooner pursuant to the Agreement. The Company has the option to terminate the Agreement at any time for any reason upon delivery of written notice of termination and payment of a termination fee in the amount of five million dollars ($5,000,000) to Customer.

A copy of the Agreement is attached hereto as Exhibit 10.46.

A copy of the press release by the Company, dated June 30, 2008, announcing its entry into the Agreement and its receipt of an initial purchase order from Customer for the purchase of $1.5 million of Products, is attached hereto as Exhibit 99.1.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 is incorporated under this Item 3.02.

In connection with the Company’s intent to issue common stock to Customer to satisfy Royalty Payments under the Agreement, the Company relied upon the exemption from securities registration afforded by Section 4(2) of the Securities Act which exempts from registration transactions by an issuer not involving any public offering. The Company did not use any form of public solicitation or general advertising in connection with the Company’s issuance of common stock to Customer issuable for Royalty Payments under the Agreement. The transaction only involved a single offeree and purchaser. Additionally, Customer has been advised and has agreed that the shares of common stock it receives under the Agreement will be restricted shares. The stock certificates will bear a restrictive legend.

Item 8.01	Other Events.

Based upon the Company’s review of the six month period ended June 30, 2008, the Company will not meet the revenue milestone included in certain convertible debentures and stock purchase warrants issued by the Company in 2007 (the “2007 Debentures” and the “2007 Warrants”, respectively). The conversion price of the 2007 Debentures and the exercise price of the 2007 Warrants, as well as the conversion and exercise price for certain debentures and warrants issued by the Company in 2008, may be adjusted downwards as a result of the Company’s failure to recognize at least $6,000,000 in revenues for the six month period ending June 30, 2008. The extent of any such adjustment cannot be determined at this time. For further information on the milestone adjustment process and other potential consequences of missing the revenue milestone, see the Company’s Reports on Form 8-K filed April 20, 2007, May 30, 2007, and May 20, 2008 as well as the forms of debentures and warrants filed as exhibits thereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.46	Development and Royalty Agreement, dated June 30, 2008, by and among the Company, Quintessence and Customer.*

99.1	Press release by the Company, dated June 30, 2008

(*)	Confidential Treatment requested as to portions of the Exhibit. Omitted materials filed separately with the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QPC LASERS, INC.

Dated: July 3, 2008	By:	/s/ George Lintz
George Lintz
Chief Financial Officer